                                                                   EXHIBIT 10.6

                       WEST POINTE BANK AND TRUST COMPANY
                      SUPPLEMENTAL LIFE INSURANCE AGREEMENT

        THIS SUPPLEMENTAL LIFE INSURANCE AGREEMENT (the "Agreement") is adopted this 30th day of December, 2005, by and between WEST POINTE BANK AND TRUST COMPANY, a state-chartered commercial bank located in Belleville, Illinois (the "Company"), and SHARON L. CLEVELAND (the "Executive").

        The purpose of this Agreement is to retain and reward the Executive, by dividing the death proceeds of certain life insurance policies which are owned by the Company on the life of the Executive with the designated beneficiary of the Executive. The Company will pay the life insurance premiums from its general assets.

                                    ARTICLE 1
                                   DEFINITIONS

        Whenever used in this Agreement, the following terms shall have the meanings specified:

1.1 "Beneficiary" means each designated person, or the estate of the deceased Executive, entitled to benefits, if any, upon the death of the Executive.

1.2 "Beneficiary Designation Form" means the form established from time to time by the Plan Administrator that the Executive completes, signs, and returns to the Plan Administrator to designate one or more Beneficiaries.

1.3 "Board" means the Board of Directors of the Company as from time to time constituted.

1.4 "Change in Control" means a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, as such change is defined in Section 409A of the Code and regulations thereunder.

1.5     "Code" means the Internal Revenue Code of 1986, as amended.

1.6     "Company's Interest" means the benefit set forth in Section 2.1.

1.7     "Executive's Interest" means the benefit set forth in Section 2.2.

1.8 "Insurer" means the insurance company issuing the Policy on the life of the Executive.

1.9 "Net Death Proceeds" means the total death proceeds of the Policy minus the greater of (i) the cash surrender value or (ii) the aggregate premiums paid by the Company.

1.10    "Plan Administrator" means the plan administrator described in Article
        11.

1.11 "Policy" or "Policies" means the individual insurance policy or policies adopted by the Company for purposes of insuring the Executive's life under this Agreement.

1.12 "Separation from Service" means that the Executive's service, as an employee and independent contractor, to the Company and any member of a controlled group as defined

                                                                   EXHIBIT 10.6

        in Section 414 of the Code to which the Company belongs, has terminated for any reason, other than by reason of a leave of absence approved by the Company or the death of the Executive.

1.13 "Vested Insurance Benefit" means the Company will provide the Executive with continued insurance coverage from the date of vesting until death, subject to the forfeiture provisions detailed in Section 3.2. Article 3 explains how the Executive achieves vested status.

                                    ARTICLE 2
                           POLICY OWNERSHIP/INTERESTS

2.1 Company's Interest. The Company shall own the Policies and shall have the right to exercise all incidents of ownership and, subject to Article 4, the Company may terminate a Policy without the consent of the Executive. The Company shall be the beneficiary of the remaining death proceeds of the Policies after the Executive's Interest is determined according to Section 2.2 below.

2.2 Executive's Interest. The Executive, or the Executive's assignee, shall have the right to designate the Beneficiary of an amount of death proceeds as specified in Section 2.2.1 or 2.2.2. The Executive shall also have the right to elect and change settlement options with respect to the Executive's Interest by providing written notice to the Company and the Insurer.

        2.2.1 Death Prior to Separation from Service. If the Executive dies while employed by the Company, the Executive's Beneficiary shall be entitled to a benefit equal to one hundred fifty thousand dollars ($150,000), provided that such benefit shall not exceed the Net Death Proceeds.

        2.2.2 Death After Separation from Service. If, pursuant to Article 3, the Executive has a Vested Insurance Benefit at the date of death, the Executive's Beneficiary shall be entitled to a benefit equal to one hundred fifty thousand dollars ($150,000), provided that such amount shall not exceed the Net Death Proceeds. If the Executive has not achieved a Vested Insurance Benefit on the date of death, the Beneficiary will not be entitled to a benefit under this Agreement.

                                    ARTICLE 3
                                     VESTING

3.1 Vested Insurance Benefit. The Executive shall have a Vested Insurance Benefit equal to the amount specified in Section 2.2 at the earliest of the following events:

        3.1.1 Attainment of age sixty five (65) while in the employ of the Company

        3.1.2   A Change of Control while employed by the Company; or

        3.1.3 Adoption, by the Board at its discretion, of a resolution entitling the Executive to the Vested Insurance Benefit in
                Section 2.2 under circumstances not otherwise addressed in this
                Section 3.1.
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                                                                    EXHIBIT 10.6

3.2 Forfeiture of Benefit. Notwithstanding the provisions of Section 3.1, the Executive will forfeit his or her Vested Insurance Benefit if: (i) the Executive vested pursuant to Section 3.1.2 and becomes gainfully employed by an entity other than the Company; or (ii) the Executive provides written notice to the Company declining further participation in the Agreement.

                                    ARTICLE 4
                               COMPARABLE COVERAGE

4.1 Option to Purchase. The Company shall not sell, surrender or transfer ownership of the Policy while this Agreement is in effect without first giving the Executive or the Executive's transferee the option to purchase the Policy by one of the methods specified below for a period of sixty (60) days from written notice of such intention. This provision shall not impair the right of the Company to terminate this Agreement.

        4.1.1 Full Policy Purchase. If the Company elects to terminate the Agreement the Executive or his/her transferee shall have the right to purchase the Policy from the Company. The purchase price shall be an amount equal to the cash surrender value of the Policy. Upon receipt of such purchase price, the Company shall assign ownership of the Policy to the Executive or his/her transferee and relinquish all existing rights to the Policy.

        4.1.2 Net Death Proceeds Purchase. If the Company elects to terminate the Agreement the Executive or his/her transferee shall have the right to purchase the Executive's Interest in the Policy as identified in Section 2.2 above. The Company shall withdraw the Policy's cash surrender value and assign ownership of the Policy to the Executive or his/her transferee. The Executive or his/her transferee shall thereafter assume responsibility for any fees and/or cost of insurance charges (the "Policy Expenses") as necessary to sustain the Policy. If the Executive or his/her transferee incurs Policy Expenses, the Company shall annually reimburse the equal to the annual Policy Expenses divided by one minus the Executive's combined marginal income tax rate for the calendar year immediately preceding such payment. The Company's reimbursement payment shall be made within 30 days following receipt by the Company of evidence of the payment of the Policy Expenses. The Company's obligation to make reimbursement payments will automatically terminate upon the Executive's Separation from Service prior to Normal Retirement Age. If the Executive's Separation from Service occurs at or after Normal Retirement Age, reimbursement payments shall continue until the Executive's death.

4.2 Comparable Coverage. Nothing herein negates the Company's right to amend or terminate this Agreement under Article 10. The Company is not obligated to provide any additional resources to maintain the Policy in full force and effect. In addition, the Company may replace each Policy with a comparable insurance policy to cover the benefit provided under this Agreement and the Company and the Executive shall execute a new Split-Dollar Policy Endorsement for each new Policy. The cash surrender value and any additional death proceeds exclusive of those designated in
        Section 2.2 above for each new Policy or any comparable policy shall be subject to the claims of the

                                                                    EXHIBIT 10.6

        Company's creditors. In the event that the Company decides to maintain the Policy after the Executive's rights under this Agreement are terminated, the Company shall be the direct beneficiary of the entire death proceeds of the Policy.

4.3 Change in Control. Upon Separation from Service following a Change in Control, the Company shall maintain the Policy in full force and effect and in no event shall the Company amend, terminate, or otherwise abrogate the Executive's interest in the Policy. However, the Company may replace the Policy with a comparable insurance policy to cover the benefit provided under this Agreement. The cash surrender value and any additional death proceeds exclusive of those designated in Section 2.2 above for the Policy or any comparable policy shall be subject to the claims of the Company's creditors.

                                    ARTICLE 5
                           PREMIUMS AND IMPUTED INCOME

5.1     Premium Payment. The Company shall pay all premiums due on all Policies.

5.2 Economic Benefit. The Company shall determine the economic benefit attributable to the Executive based on the life insurance premium factor for the Executive's age multiplied by the aggregate death benefit payable to the Beneficiary. The "life insurance premium factor" is the minimum factor applicable under guidance published pursuant to Treasury Reg. Section 1.61-22(d)(3)(ii) or any subsequent authority.

5.3 Imputed Income. The Company shall impute the economic benefit to the Executive on an annual basis, by adding the economic benefit to the Executive's W-2, or if applicable, Form 1099.

                                    ARTICLE 6
                                  BENEFICIARIES

6.1 Beneficiary. The Executive shall have the right, at any time, to designate a Beneficiary(ies) to receive any benefits payable under the Agreement upon the death of the Executive. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designation under any other Agreement of the Company in which the Executive participates.

6.2 Beneficiary Designation; Change. The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form, and delivering it to the Company or its designated agent. The Executive's beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved. The Executive shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Company's rules and procedures, as in effect from time to time. Upon the acceptance by the Company of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Company shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Company prior to the Executive's death.

                                                                    EXHIBIT 10.6

6.3 Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Company or its designated agent.

6.4 No Beneficiary Designation. If the Executive dies without a valid designation of beneficiary, or if all designated Beneficiaries predecease the Executive, then the Executive's surviving spouse shall be the designated Beneficiary. If the Executive has no surviving spouse, the benefits shall be made payable to the personal representative of the Executive's estate.

6.5 Facility of Payment. If the Company determines in its discretion that a benefit is to be paid to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person's property, the Company may direct payment of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Company may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Executive and the Executive's Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Agreement for such payment amount.

                                    ARTICLE 7
                                   ASSIGNMENT

        The Executive may irrevocably assign without consideration all of the Executive's Interest in this Agreement to any person, entity, or trust. In the event the Executive shall transfer all of the Executive's Interest, then all of the Executive's Interest in this Agreement shall be vested in the Executive's transferee, who shall be substituted as a party hereunder, and the Executive shall have no further interest in this Agreement.

                                    ARTICLE 8
                                     INSURER

        The Insurer shall be bound only by the terms of its given Policy. The Insurer shall not be bound by or deemed to have notice of the provisions of this Agreement. The Insurer shall have the right to rely on the Company's representations with regard to any definitions, interpretations or Policy interests as specified under this Agreement.

                                    ARTICLE 9
                           CLAIMS AND REVIEW PROCEDURE

9.1 Claims Procedure. The Executive or Beneficiary ("claimant") who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

        9.1.1 Initiation - Written Claim. The claimant initiates a claim by submitting to the Company a written claim for the benefits.

        9.1.2 Timing of Company Response. The Company shall respond to such claimant

                                                                    EXHIBIT 10.6

                within 90 days after receiving the claim. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

        9.1.3 Notice of Decision. If the Company denies part or all of the claim, the Company shall notify the claimant in writing of such denial. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

                (a)     The specific reasons for the denial;

                (b) A reference to the specific provisions of the Agreement on which the denial is based;

                (c) A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;

                (d) An explanation of the Agreement's review procedures and the time limits applicable to such procedures; and

                (e) A statement of the claimant's right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

9.2 Review Procedure. If the Company denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Company of the denial, as follows:

        9.2.1 Initiation - Written Request. To initiate the review, the claimant, within 60 days after receiving the Company's notice of denial, must file with the Company a written request for review.

        9.2.2 Additional Submissions - Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Company shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant's claim for benefits.

        9.2.3 Considerations on Review. In considering the review, the Company shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

        9.2.4 Timing of Company's Response. The Company shall respond in writing to such claimant within 60 days after receiving the request for review. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

                                                                    EXHIBIT 10.6

        9.2.5 Notice of Decision. The Company shall notify the claimant in writing of its decision on review. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

                (a)     The specific reasons for the denial;

                (b) A reference to the specific provisions of the Agreement on which the denial is based;

                (c) A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant's claim for benefits; and

                (d) A statement of the claimant's right to bring a civil action under ERISA Section 502(a).

                                   ARTICLE 10
                           AMENDMENTS AND TERMINATION

10.1 Non-Vested Insurance Benefit. Unless the Executive has a Vested Insurance Benefit pursuant to Section 3.1, the Company may amend or terminate this Agreement at any time prior to the Executive's death. Such amendment or termination shall be by written notice to the Executive. In the event the Company decides to maintain the Policy after termination of the Agreement--subject to the provisions of Article 4 of this Agreement--the Company shall be the direct beneficiary of the entire death proceeds of the Policy.

10.2 Vested Insurance Benefit. If the Executive has a Vested Insurance Benefit, the Company may amend or terminate the Agreement only if: (i) continuation of the Agreement would cause significant financial harm to the Company, (ii) the Executive agrees to such action, or (iii) the Company's banking regulator(s) issues a written directive to amend or terminate the Agreement.

                                   ARTICLE 11
                                 ADMINISTRATION

11.1 Plan Administrator Duties. This Agreement shall be administered by a Plan Administrator which shall consist of the Board, or such committee or persons as the Board may choose. The Plan Administrator shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions including interpretations of this Agreement, as may arise in connection with this Agreement.

11.2 Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Company.

11.3 Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of this Agreement and the rules and regulations

                                                                    EXHIBIT 10.6

        promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in this Agreement.

11.4 Indemnity of Plan Administrator. The Company shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

11.5 Information. To enable the Plan Administrator to perform its functions, the Company shall supply full and timely information to the Plan Administrator on all matters relating to the Base Salary of the Executive, the date and circumstances of the retirement, Disability, death or Separation from Service of the Executive, and such other pertinent information as the Plan Administrator may reasonably require.

                                   ARTICLE 12
                                  MISCELLANEOUS

12.1 Binding Effect. This Agreement shall bind the Executive and the Company, their beneficiaries, survivors, executors, administrators and transferees and any Beneficiary.

12.2 No Guarantee of Employment. This Agreement is not a contract for employment. It does not give the Executive the right to remain as an employee of the Company, nor does it interfere with the Company's right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive's right to separate from service at any time.

12.3 Tax Withholding. The Company shall withhold any taxes that are required to be withheld, under Section 409A of the Code and regulations thereunder, from the benefits provided under this Agreement. The Executive acknowledges that the Company's sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authority(ies).

12.4 Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of Illinois, except to the extent preempted by the laws of the United States of America.

12.5 Reorganization. The Company shall not merge or consolidate into or with another bank, or reorganize, or sell substantially all of its assets to another bank, firm, or person unless such succeeding or continuing bank, firm, or person agrees to assume and discharge the obligations of the Company under this Agreement. Upon the occurrence of such event, the term "Company" as used in this Agreement shall be deemed to refer to the successor or survivor bank.


12.6 Notice. Any notice or filing required or permitted to be given to the Company under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

                                                                    EXHIBIT 10.6

                       West Pointe Bank And Trust Company
              ----------------------------------------------------
                              5701 West Main Street
              ----------------------------------------------------
                           Belleville, Illinois 62226
              ----------------------------------------------------

        Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or the receipt for registration or certification.


        Any notice or filing required or permitted to be given to the Executive under this Agreement shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Executive.

12.7 Entire Agreement. This Agreement, along with the Executive's Beneficiary Designation Form, constitutes the entire agreement between the Company and the Executive as to the subject matter hereof. No rights are granted to the Executive under this Agreement other than those specifically set forth herein.


        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date indicated above.

EXECUTIVE:                                           WEST POINTE BANK
                                                     AND TRUST COMPANY

/s/ Sharon L. Cleveland                              BY /s/ Bruce A. Bone
-------------------------------------------             ---------------------------------------------
SHARON L. CLEVELAND
                                                     TITLE: EXECUTIVE VICE PRESIDENT & CFO